EXHIBIT 99.1

NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Names New Board Member
Contact: Stephen A. Van Oss, Senior Vice President and
Chief Financial and Administrative Officer
WESCO International, Inc. (412) 454-2271, Fax: (412) 454-2477
http://www.wesco.com
PITTSBURGH, March 26, 2008 /PRNewswire-FirstCall/ — WESCO International, Inc. (NYSE: WCC), a leading provider of electrical MRO products, construction materials, and advanced integrated supply procurement outsourcing services, today announced the appointment of Mr. John K. Morgan to its Board of Directors effective March 31, 2008. With the addition of Mr. Morgan, WESCO’s Board of Directors now consists of 10 Directors.
John K. Morgan is currently the Chairman, President and Chief Executive Officer of Zep Inc. (NYSE: ZEP), a specialty chemicals company where he served as President from July 2007 to November 2007. Prior to the Zep Inc. spin-off from Acuity Brands in November 2007, he was President and Chief Executive Officer of Acuity Brands Lighting and Executive Vice President of Acuity Brands, Inc., from August 2005 to July 2007 and also held the positions of President from February 2004 to August 2005 and Chief Operating Officer from 2001 to 2004. Mr. Morgan also served as President of the Holophane Division of Acuity for two years after its acquisition by National Service Industries, Inc.
Chairman and CEO, Roy W. Haley, commented, “We are very pleased to welcome John Morgan to our Board. He brings a wealth of electrical products manufacturing and distribution industry sales experience that will further strengthen our Board.”
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WESCO International, Inc. (NYSE: WCC) is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation’s largest provider of integrated supply services. 2007 annual sales were approximately $6.0 billion. The Company employs approximately 7,300 people, maintains relationships with over 24,000 suppliers, and serves more than 110,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates seven fully automated distribution centers and approximately 400 full-service branches in North America and selected international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.
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The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as well as the Company’s other reports filed with the Securities and Exchange Commission.